CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our reports dated December 6, 1999 for Strong Global High-Yield Bond Fund (a series fund of Strong International Income Funds, Inc.) and December 8, 1999 for Strong High-Yield Bond Fund (a series fund of Strong Income Funds, Inc.), relating to the financial statements and financial highlights which appear in the October 31, 1999 Annual Report to Shareholders of Strong Global High-Yield Bond Fund and Strong High-Yield Bond Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Milwaukee, Wisconsin
June 7, 2000

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